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                                                                              EXHIBIT 12

                                   KENTUCKY UTILITIES COMPANY

                        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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   Year Ended December 31,              1996       1995        1994       1993        1992
                                                  (in thousands except ratios)

   Earnings
     Net Income                    $  86,163  $  76,842   $  77,512  $  81,286   $  76,298
   Adjustments
     Fixed charges                    39,688     40,116      34,558     32,899      40,965
     Income taxes
     Current Federal                  35,656     23,597      37,058     35,893      30,838
     Current State                     7,387      5,134       8,812      9,484       7,951
     Deferred Federal--Net             5,510     12,165      (1,114)     2,837       2,269
     Deferred State--Net               2,899      3,845          13         71         561
     Deferred investment
       tax credit--Net                     -        (71)        (86)      (107)       (130)
     Income taxes included
       in Other Income
       and Deductions
     Current Fed and State             4,426      1,044       1,881     (2,616)       (224)
     Deferred Fed and State           (4,659)      (508)       (458)     2,817       1,144
     Amortization of
       investment credit              (4,013)    (4,024)     (4,024)    (4,024)     (4,019)
     Undistributed income of
       Electric Energy, Inc               24         99         (39)       (38)        (53)


       Total Earnings              $ 173,081  $ 158,239   $ 154,113  $ 158,502   $ 155,600

   Fixed Charges
     Int on long-term debt         $  37,584  $  36,095   $  32,147  $  31,650   $  39,571
     Other interest charges            2,104      4,021       2,411      1,249       1,394

       Total Fixed Charges         $  39,688  $  40,116   $  34,558  $  32,899   $  40,965


   Ratio of Earnings
     to Fixed Charges                   4.36       3.94        4.46       4.82        3.80




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   Note--Rentals are not material and have not been included in fixed charges.

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